Exhibit 23-A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-155747-99 and 333-159137-99 on Form S-3 and 333-25261-99, 333-73041-99, 333-73075-99 and 333-136841-99 on Form S-8 of our report dated February 25, 2011 relating to the consolidated financial statements of Otter Tail Corporation and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 25, 2011